Exhibit 99.1

SUPPLEMENTAL INFORMATION FOR ITEM 2 AND ITEM 7

1.     Information Related to Olympus Capital and its Related Entities

Olympus Capital Holdings Asia (“Olympus Capital”), an investment management firm, is a company limited by shares organized under the laws of the Cayman Islands. Olympus Capital serves as investment manager of Olympus Holdings, L.P., Olympus Capital Holdings Asia I, L.P., Olympus Capital Asia, L.P., Reservoir - Olympus II, L.P., Olympus KB, L.P., Olympus Capital Asia Offshore, L.P., ZAM-Olympus Co-Invest, L.L.C., Olympus - ASAT I, L.L.C. and Olympus - ASAT II, L.L.C. As such Olympus Capital has the sole power to vote, or direct the vote, and the sole power to dispose of, or direct the disposition of, all of the Ordinary Shares held of record by these entities. The number of Ordinary Shares held of record by each of these entities is set forth below:

Name of Entity	Number of Shares Held
ZAM-Olympus Co-Invest, L.L.C.	19,239,442
Olympus Capital Holdings Asia I, L.P.	16,939,459
Olympus Capital Asia, L.P.	13,780,257
Reservoir - Olympus II, L.P.	7,370,669
Olympus KB, L.P.	7,034,342
Olympus Capital Asia Offshore, L.P.	3,813,110
Olympus - ASAT I, L.L.C.	1,732,600
Olympus Holdings, L.P.	1,022,294
Olympus - ASAT II, L.L.C.	336,327